Exhibit 99.1

Enochian Biosciences Announces Three Scientific Presentations on Potential HIV and HBV Cures

•	First presentation of a novel approach to potentially cure HIV
-	An in vivo study demonstrated a 164 percent increase in engraftment of genetically modified cells

o Poster Presentation - hhttp://www.enochianbio.com/wp-content/uploads/2020/05/Final-Poster-SyngeneicMouse_431_ASGCT_Poster_Final-05112020-2.pdf

o  Slide Presentation - hhttp://www.enochianbio.com/wp-content/uploads/2020/05/Final-Presentation-SyngeneicMouse_431_ASGCT_Final-05112020.pdf

-	A second study provides an in-depth explanation for how the increase in engraftment occurred

o Poster Presentation - hhttp://www.enochianbio.com/wp-content/uploads/2020/05/FINAL-InVitroChemoselection_ASGCT_Poster1219_05112020_RH.pdf

o Slide Presentation - hhttp://www.enochianbio.com/wp-content/uploads/2020/05/InVitroChemoSelection_1219_ASGCT_Presentation_05112020.pdf

•	An innovative potential cure for Hepatitis B virus (HBV) infection

- In vivo studies validate previously reported in vitro results showing an average killing of up to 97 percent of HBV-infected cells

o Poster Presentation - http://www.enochianbio.com/wp-content/uploads/2020/05/HBV_592_ASGCT_Poster_-Final_05112020.pdf

o Slide Presentation - http://www.enochianbio.com/wp-ontent/uploads/2020/05/HBV_592_ASGCT_Presentation_FinalCorrect.pdf

LOS ANGELES, May 13, 2020 (GLOBE NEWSWIRE) -- Enochian Biosciences (NASDAQ:ENOB), a company focused on gene-modified cellular therapy in infectious disease and cancer, announces three scientific presentations given yesterday at the Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT). All three abstracts submitted to the conference were accepted for presentation.

A Potential Cure for HIV

More than 39 million people live with HIV worldwide. There were approximately 2 million deaths and 1 million new infections last year.

Two presentations provide the first description of a novel approach to potentially cure HIV. Genetic modification of cells to overexpress an important enzyme (ALDH1) protected them from dying when they were treated with low doses of a chemotherapeutic drug, cyclophosphamide. This innovative strategy resulted in a one hundred and sixty-four percent (164%) increase in engraftment of transplanted cells in a mouse model.

At the HEP DART meeting in December 2019, we showed that a novel approach killed up to 97 percent of cells infected with HBV in vitro. Today, we presented new data from several in vivo studies providing a further scientific foundation for the mechanism of action of that killing and further validation of the approach as a potential therapy to cure HBV.

A Potential Cure for HBV

Approximately 257 million or five percent (5%) of the people in the world are infected with HBV, and nearly 1 million people die per year.

At the HEP DART meeting in December 2019, we showed that a novel approach killed up to 97 percent of cells infected with HBV in vitro. Today, we presented new data from several in vivo studies providing a further scientific foundation for the mechanism of action of that killing and further validation of the approach as a potential therapy to cure HBV.

“As we do not have a cure for HIV or HBV, this new research is compelling. Currently, we have good oral, safe and effective therapies that patients with HIV or chronic HBV must take daily, for life. This is challenging for many individuals. Non-compliance can lead to HIV and HBV viral resistance or to acute liver flares in patients with chronic liver disease. Patients and physicians all look to a future that could offer a cure.” Carol L. Brosgart, MD, Clinical Professor of Medicine, Epidemiology and Biostatistics, University of California, San Francisco and a member of the Enochian Board of Directors.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com